Exhibit 99.1

Editorial Contact:	Investor Contact:
Sarah Tolle	Jane Underwood
sarah_tolle@securecomputing.com	jane_underwood@securecomputing.com
408-979-6164	408-979-6186

Secure Computing Reports Q1 2008 Results

SAN JOSE, Calif., May 1, 2008 – Secure Computing Corporation (Nasdaq: SCUR), a leading enterprise gateway security company, today announced first quarter GAAP revenue of $60.7 million. This represents a 13% increase in revenue compared to $53.8 million in the same quarter last year. First quarter non-GAAP revenue was $65.7 million. This represents an 8% increase compared to the same quarter last year. On a GAAP basis, net loss was $18.4 million or $0.29 per share; excluding a litigation charge, net loss was $9.2 million, or $0.15 per share. First quarter non-GAAP net income was $5.0 million or $0.07 per fully diluted share. The company also generated $13.1 million of cash from operations. Billings for the quarter were $69.1 million, a 4% increase compared to the same quarter last year.

“We are clearly disappointed with our first quarter results and are taking the appropriate actions to improve our performance,” said Dan Ryan, interim chief executive officer of Secure Computing. “These actions include reducing the company’s expense plan by approximately ten percent, while significantly increasing our focus and investments in the email and web gateway areas of our business. Going forward, we believe this plan will allow us to better capitalize on the market opportunities before us, expand our operational leverage, and ultimately provide stronger top and bottom line growth for the company.”

First Quarter Financial Highlights:

•

GAAP revenue for the first quarter was $60.7 million, which is a 13% increase compared to $53.8 million in the same quarter last year. Non-GAAP revenue for the quarter was $65.7 million and represents an 8% increase compared to the same quarter last year.

•

GAAP gross profit in the first quarter was 71% of revenue or $43.2 million. Non-GAAP gross profit in the first quarter was 75% of revenue or $49.1 million. These non-GAAP results compare to 75% of non-GAAP revenue, or $45.4 million, in the year ago quarter and 73% of non-GAAP revenue, or $51.1 million, in the prior quarter.

•

First quarter GAAP operating expenses were $59.7 million, or 98% of revenue; excluding a litigation charge, operating expenses were $50.5 million, or 83% of revenue. Non-GAAP operating expenses for the quarter were $42.8 million or 65% of non-GAAP revenue. These non-GAAP results compare to 65% of non-GAAP revenue in the year ago quarter and 61% in the prior quarter.

•

GAAP operating loss for the first quarter was $16.5 million; excluding a litigation charge, operating loss was $7.3 million. First quarter non-GAAP operating income was $6.3 million or 10% of non-GAAP revenue, compared to 10% in the same quarter last year and 12% in the prior quarter.

•

GAAP net loss for the first quarter was $18.4 million or $0.29 per share; excluding a litigation charge, net loss was $9.2 million, or $0.15 per share. First quarter non-GAAP net income was $5.0 million or $0.07 per fully-diluted share, compared to non-GAAP net income of $3.4 million, or $0.05 per fully-diluted share in the year ago quarter.

•	In the first quarter, deferred revenue increased $6.2 million, or 4%, bringing the total deferred revenue balance to a record $174.4 million at the end of March.

•

Days sales outstanding (DSOs) were 81 days. As we have experienced in previous quarters, the change in DSOs from the prior quarter correlates to the change in deferred revenue. Excluding the impact of the increase in deferred revenue, DSOs were 72 days.

•	Total cash and restricted cash was $23.7 million at March 31, 2008. Cash generated from operations in the quarter was $13.1 million.

Other Corporate Matters

Secure Computing also announced the appointment of Steve Kozachok, as senior vice president, secretary and general counsel, reporting to Dan Ryan, effective May 5, 2008.

“Steve is a seasoned professional with extensive experience in securities compliance, intellectual property, litigation and corporate governance,” said Ryan. “He will be an excellent addition to our senior management team.”

Kozachok was associate general counsel at St. Jude Medical, where he was primarily responsible for business development efforts, including the negotiation of license agreements. Prior to joining St. Jude Medical, Kozachok was a partner with the Minneapolis-based law firm of Dorsey & Whitney, were he was lead outside merger and acquisition counsel to a Fortune 50 company.

Kozachok has a J.D. from George Washington University Law School and a B.S. in economics and French from University of Notre Dame.

About Secure Computing

Secure Computing (Nasdaq: SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half of the Fortune 50 and Fortune 500 are part of our more than 22,000 global customers, supported by a worldwide network of more than 2,000 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com.

Secure Computing’s Outlook Publication Procedures

Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on June 13, 2008, until publication of a press release regarding the second quarter 2008 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook section are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

On a GAAP basis for the second quarter of 2008, revenues are expected to be between $60 and $64 million and GAAP net loss, before the impact of any NOL utilization on tax expense, is expected to be $6.5 to $8.5 million.

On a non-GAAP basis for the second quarter of 2008, revenues are expected to be between $63 and $67 million and non-GAAP net income is expected to be between $3.5 and $5.5 million, or $0.04 and $0.07 per fully diluted share assuming a fully diluted weighted average count of approximately 75 million.

We expect to generate cash from operations in the range of $3 to $4 million.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, profitability, shares outstanding and cash flows for the current and future quarters which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

Use of Non-GAAP Financial Measures

Secure Computing provides financial statements that are prepared in accordance with GAAP. In addition, this press release also provides financial measures of results of operations that are not calculated in accordance with GAAP. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our historical and prospective financial performance and make operating decisions. Management also believes that these non-GAAP financial measures enhance investors’ ability to evaluate the company’s operating results and to compare current operating results to historical operating results. A reconciliation of the GAAP to non-GAAP financial measures for the first quarter, along with the use and economic substance of each non-GAAP financial measure, are provided at the end of this press release.

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except for per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenues:
Products	$29,080	$30,171
Services	21,026	17,400
Other (See Note)	10,597	6,201

Total revenues	60,703	53,772

Cost of revenues:
Products	9,793	9,597
Services	4,182	3,485
Other (See Note)	1,588	1,089
Amortization of purchased intangibles	1,924	1,931

Total cost of revenues	17,487	16,102

Gross profit	43,216	37,670

Operating expenses:
Selling and marketing	30,382	28,467
Research and development	12,161	10,624
General and administrative	5,728	3,690
Amortization of purchased intangibles	2,257	2,781
Litigation	9,180	—

Total operating expenses	59,708	45,562

Operating loss	(16,492)	(7,892)

Other expense	(1,095)	(2,290)

Loss before income tax	(17,587)	(10,182)

Income tax expense	(790)	(393)

Net loss	(18,377)	(10,575)

Preferred stock accretion	(966)	(914)

Net loss applicable to common shareholders	$(19,343)	$(11,489)

Basic and diluted loss per share	$(0.29)	$(0.18)

Weighted average shares outstanding - basic and diluted	67,418	65,272

NOTE: For certain multiple-element arrangements we are unable to establish vendor specific objective evidence (VSOE) of fair value for the undelivered bundled elements and are therefore unable to allocate the value of the arrangement between Products and Services Revenue and have reported these revenues and corresponding cost of revenues as ‘Other’.

Condensed Consolidated Balance Sheets

(In thousands)

	Mar. 31, 2008	Dec. 31, 2007
Assets
Cash and cash equivalents	$23,161	$12,084
Restricted cash	550	507
Accounts receivable, net	54,916	64,056
Inventory, net	8,344	6,725
Other current assets	18,228	16,464

Total current assets	105,199	99,836

Property and equipment, net	20,752	18,595
Goodwill	528,580	528,264
Intangibles, net	57,554	61,494
Other assets, net of current portion	10,510	10,560

Total assets	$722,595	$718,749

Liabilities and stockholders’ equity
Accounts payable	13,604	12,567
Accrued payroll	10,415	9,886
Accrued expenses	16,217	7,891
Acquisition reserves	476	1,012
Deferred revenue	118,891	98,751

Total current liabilities	159,603	130,107

Acquisition reserves, net of current portion	735	721
Deferred revenue, net of current portion	55,501	69,429
Deferred tax liability	9,855	8,729
Debt, net of fees	41,547	41,461
Other liabilities	1,515	1,359

Total liabilities	268,756	251,806

Convertible preferred stock	70,247	69,281

Stockholders’ equity
Common stock	679	673
Additional paid-in capital	569,140	564,108
Accumulated deficit	(185,371)	(166,028)
Accumulated other comprehensive loss	(856)	(1,091)

Total stockholders’ equity	383,592	397,662

Total liabilities and stockholders’ equity	$722,595	$718,749

Condensed Consolidated Statement of Cash Flows

(Unaudited, in thousands)

	Three months ended March 31,
	2008	2007
Operating activities
Net loss	$(18,377)	$(10,575)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation	2,391	1,556
Amortization of intangible assets	4,357	4,886
Loss on disposals of property and equipment and intangible assets	46	28
Amortization of debt fees	86	146
Deferred income taxes	428	42
Share-based compensation	3,770	3,725

Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	9,140	8,793
Inventories	(1,619)	(1,075)
Other operating assets	(1,792)	(473)
Accounts payable	(463)	(1,114)
Accrued payroll	529	(2,394)
Accrued expenses	8,450	216
Acquisition reserves	(104)	(362)
Deferred revenue	6,212	8,605

Net cash provided by operating activities	13,054	12,004

Investing activities
Purchase of property and equipment, net	(2,940)	(2,884)
Increase in intangibles and other assets	(351)	(917)
Purchases of investments, net	(26)	(16)

Net cash used for investing activities	(3,317)	(3,817)

Financing activities
Proceeds from issuance of common stock	1,268	2,837
Repayment of term debt	—	(12,000)

Net cash provided by/(used for) financing activities	1,268	(9,163)

Effect of exchange rates	72	1,565

Net increase in cash and cash equivalents	11,077	589
Cash and cash equivalents, beginning of period	12,084	8,249

Cash and cash equivalents, end of period	$23,161	$8,838

Supplemental Cash Flow Disclosure
Interest paid	$871	$1,916

Reconciliation of Consolidated GAAP Financial

Measures to Non-GAAP Financial Measures

(Unaudited, in thousands, except per share amounts)

		Three Months Ended March 31,
		2008	2007
NET REVENUES:
GAAP net revenues		$60,703	$53,772
Fair value adjustment to acquired deferred revenue	(A)	1,268	3,847
VSOE adjustments to bundled product revenue	(B)	3,682	2,919

Non-GAAP net revenues		$65,653	$60,538

GROSS PROFIT:
GAAP gross profit		$43,216	$37,670
Fair value adjustment to acquired deferred revenue	(A)	1,268	3,847
VSOE adjustments to bundled product revenue	(B)	2,533	1,700
Stock-based compensation	(C)	112	288
Amortization of acquired intangible assets	(D)	1,924	1,931

Non-GAAP gross profit		$49,053	$45,436

OPERATING EXPENSES:
GAAP operating expenses		$59,708	$45,562
Stock-based compensation	(C)	(3,658)	(3,437)
Amortization of acquired intangible assets	(D)	(2,257)	(2,781)
Non-recurring expenses	(E)	(1,843)	—
Litigation	(F)	(9,180)	—

Non-GAAP operating expenses		$42,770	$39,344

OPERATING (LOSS)/INCOME:
GAAP operating loss		$(16,492)	$(7,892)
Fair value adjustment to acquired deferred revenue	(A)	1,268	3,847
VSOE adjustments to bundled product revenue	(B)	2,533	1,700
Stock-based compensation	(C)	3,770	3,725
Amortization of acquired intangible assets	(D)	4,181	4,712
Non-recurring expenses	(E)	1,843	—
Litigation	(F)	9,180	—

Non-GAAP operating income		$6,283	$6,092

NET (LOSS)/INCOME:
GAAP net loss		$(18,377)	$(10,575)
Fair value adjustment to acquired deferred revenue	(A)	1,268	3,847
VSOE adjustments to bundled product revenue	(B)	2,533	1,700
Stock-based compensation	(C)	3,770	3,725
Amortization of acquired intangible assets	(D)	4,181	4,712
Non-recurring expenses	(E)	1,843	—
Litigation	(F)	9,180	—
Non-cash tax expense	(G)	650	—

Non-GAAP net income		$5,048	$3,409

WEIGHTED AVERAGE SHARES OUTSTANDING:
Weighted average shares outstanding - basic		67,418	65,272
Common stock equivalents	(H)	1,233	1,202
Preferred stock as-if converted to common stock	(I)	6,136	5,840

Shares used to compute net income per share - diluted		74,787	72,314

Non-GAAP net income per share - diluted	(J)	$0.07	$0.05

Reconciliation of Projected Financial

Measure to Non-GAAP Financial Measures

(Unaudited, in thousands, except per share amounts)

		Three Months Ended June 30, 2008
REVENUES:
GAAP revenue range		$60,000	-	$64,000
Fair value adjustment to acquired deferred revenue	(A)			1,000
VSOE adjustments to bundled product revenue	(B)			2,000

Non-GAAP revenue range		$63,000	-	$67,000

(LOSS)/INCOME BEFORE TAX IMPACT OF NOL UTILIZATION
GAAP loss before taxes		$(8,500)	-	$(6,500)
Fair value adjustment to acquired deferred revenue	(A)			1,000
VSOE adjustments to bundled product revenue	(B)			2,500
Stock-based compensation	(C)			4,000
Amortization of acquired intangibles	(D)			4,500

Non-GAAP income before tax impact of NOL utilization		$3,500	-	$5,500

Shares used to compute income per share		75,000		75,000

Non-GAAP income per share		$0.04		$0.07

Our management regularly uses these non-GAAP financial measures internally to understand, manage and evaluate our historical and prospective financial performance and make operating decisions. We believe that presentation of the non-GAAP financial measures presented above is useful to an investors’ ability to evaluate the company’s operating results from management’s perspective and to compare current operating results to historical operating results. Disclosure of these non-GAAP financial measures also facilitates comparisons of our operating performance with the performance of other companies in our industry that supplement their GAAP results with non-GAAP financial measures that are calculated in a similar manner. Our management adjusts for each of the items noted above for the reasons described below.

(A) Fair value adjustment to acquired deferred revenue. Non-GAAP revenues and gross profit include revenues associated with acquired deferred revenue that were excluded from GAAP revenue and gross profit as a result of purchase accounting adjustments to fair value. In our non-GAAP measures we have included these revenues and costs because we believe they are most reflective of our ongoing operating results and are useful for comparisons to historical operating performance. We further believe the impact of these purchase accounting adjustments will become immaterial in the near-term.

(B) VSOE adjustment to bundled product revenue. GAAP revenue and gross profit is negatively impacted by product billings that were deferred because we were unable to establish VSOE of fair value of the undelivered elements that were sold with the product. Non-GAAP revenues and gross profit presented above have been adjusted to include revenues and gross profits that would have been reported had we been able to establish VSOE of fair value of the undelivered elements that were sold with those product billings. We believe these adjustments are most reflective of our ongoing operations in the current period and are useful for comparisons to historical operating performance. We further believe the impact of this item on our GAAP revenues and gross profit will become immaterial in the future.

(C) Share-based compensation. Consists of expenses for employee stock options, restricted stock awards, and employee stock purchase plan determined in accordance with SFAS 123(R). We exclude these share-based compensation expenses when we review our operating performance because they represent compensation expense in the form of equity, rather than cash, and are not indicative of how we view our historical and prospective operational performance. Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. For the three months ended March 31, 2008 and 2007, share-based compensation was allocated as follows:

	Three Months Ended March 31,
	2008	2007
Cost of revenues	$112	$288
Selling and marketing	2,102	1,956
Research and development	1,001	922
General and administrative	555	559

Total stock-based compensation expense	$3,770	$3,725

(D) Amortization of purchased intangible assets. The amounts recorded as amortization of purchased intangible assets arise from prior acquisitions and are non-cash in nature. We exclude these expenses when we review our operating performance because we believe that although these assets contribute to our revenue generating activities, they are inconsistent in amount and frequency and are impacted by the timing and magnitude of our acquisitions. Further, they are not indicative of how we view our operating performance in the period incurred and in comparison to historical and prospective periods. For the three months ended March 31, 2008 and 2007, amortization of purchased intangibles was allocated as follows:

	Three Months Ended March 31,
	2008	2007
Cost of revenues	$1,924	$1,931
Operating expenses	2,257	2,781

Total amortization of intangible assets	$4,181	$4,712

(E) Non-recurring expenses. These amounts arise from severance due to sales and legal organization restructurings and legal fees incurred defending a patent lawsuit. We exclude these expenses because we believe they are not reflective of how we view our operating performance in the period incurred, are not recurring in nature and are not meaningful in evaluating our operating performance in comparison to historical operating performance. There were no non-recurring expenses for the three months ended March 31, 2007. For the three months ended March 31, 2008, non-recurring expenses were allocated as follows:

	Three Months Ended March 31,
	2008	2007
Selling and marketing	$57	$—
Research and development	—	—
General and administrative	1,786	—

Total one-time expenses and write-offs	$1,843	$—

(F) Litigation. This amount represents the estimated royalty damages approved in the jury’s verdict for the Finjan patent lawsuit. We exclude this expense in our non-GAAP operating results because we believe it is not reflective of how we view our operating performance in the period incurred and is not recurring in nature.

(G) Non-cash tax expense. These amounts represent the impact from the utilization of purchased net operating loss carry forwards and an increase in the valuation allowance that has been established against our net deferred tax asset. We exclude these expenses because they are non-cash expenses that we believe are not reflective of how we view our operating performance.

(H) Common stock equivalents. Represents the common stock equivalents for stock options and restricted stock outstanding at the end of the reported period.

(I) Preferred stock as-if converted to common stock. Represents the as-if conversion of outstanding preferred shares to common shares at the end of the reported period.

(J) Non-GAAP net income per share. Excludes the impact of preferred stock accretion.

Material Limitations Associated with Use of Non-GAAP Financial Measures

The non-GAAP financial measures provided in this press release may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations in relying on these non-GAAP measures are:

•

Items such as fair value adjustments to acquired deferred revenue and VSOE adjustments to our product revenue, do not generate additional cash and therefore should not be considered in analyzing cash flows.

•

Items such as non-recurring expenses, litigation expenses, and non-recurring tax expenses that are excluded from non-GAAP operating results can have a material impact on cash flows and earnings per share.

•

The adjustments for items such as stock-based compensation, amortization of acquired intangible assets, and tax impact of NOL utilization, though not directly affecting our cash position, do affect earnings per share.

•	Other companies may calculate these non-GAAP measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Compensation for Limitations Associated with Use of Non-GAAP Financial Measures

We compensate for the limitations on our use of non-GAAP financial measures by primarily relying on our GAAP results and using non-GAAP financial measures only supplementally. We also provide detailed reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure within this press release and we encourage investors to carefully review those reconciliations.